FOR IMMEDIATE RELEASE

CONTACTS:

Investors — Scott Pond (801) 345-2657, spond@nuskin.com

Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FOURTH-QUARTER AND 2014 RESULTS

PROVO, Utah — Feb. 5, 2015 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced fourth-quarter results with revenue of $609.6 million, the top end of the company's guidance, compared to $1.06 billion in the prior-year period. Revenue in the fourth quarter of 2013 was augmented by $350 million in limited-time offer sales of the ageLOC TR90 weight management system. Revenue for the quarter was negatively impacted 4 percent by foreign currency fluctuations. Earnings per share for the quarter were at the top end of guidance at $0.77, versus $2.02 in the prior-year period. Earnings per share for the quarter were negatively impacted $0.08 by prepayment fees associated with the refinancing of the company's debt, and $0.06 by foreign currency translation expense.
The company reported full-year 2014 revenue of $2.57 billion, a 19 percent year-over-year decline.  Annual revenue was negatively impacted 3 percent by foreign currency fluctuations. Earnings per share for the year were $3.11 compared to $5.94 in 2013.

"Our business performed as we expected for the quarter, and we look forward to a solid 2015," said Truman Hunt, president and chief executive officer. "As we review the year, three factors impacted our results. First, our year-over-year comparisons were especially challenging considering that we were lapping a $550 million TR90 launch in the second half of 2013, our largest product introduction. Second, a strengthening U.S. dollar negatively impacted revenue by more than $100 million in 2014, and by $24 million sequentially from the third to the fourth quarter. Third, the proactive steps we took early in 2014 in Mainland China to address a regulatory review impacted revenue significantly, although we stabilized revenue from the second to the fourth quarter. Despite the 2014 revenue decline, our three-year compounded annual revenue growth rate was 14 percent, reflecting longer-term business improvement."

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

Regional Results

The company's regional revenue results are presented in the following table.

Revenue Results for the Fourth Quarters Ended December 31, 2014 and 2013
(in thousands)
	2014	2013	% Change	Constant Currency % Change

Greater China	$212,981	$481,561	(56%)	(55%)
North Asia	186,041	286,288	(35%)	(30%)
Americas	82,470	126,149	(35%)	(14%)
South Asia/Pacific	86,626	99,477	(13%)	(9%)
EMEA	41,489	62,311	(33%)	(32%)

Total	$609,607	$1,055,786	(42%)	(38%)

The company's regional Actives and Sales Leaders statistics are presented in the following table.

Actives/Sales Leaders Statistics as of December 31, 2014 and 2013

	2014		2013		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	393,000	24,537	490,000	61,546	(19.8%)	(60.1%)
North Asia	391,000	17,478	409,000	19,816	(4.4%)	(11.8%)
Americas	186,000	7,471	193,000	8,274	(3.6%)	(9.7%)
South Asia/Pacific	124,000	8,458	120,000	7,992	3.3%	5.8%
EMEA	114,000	4,065	123,000	4,489	(7.3%)	(9.4%)

Total	1,208,000	62,009	1,335,000	102,117	(9.5%)	(39.3%)

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees, contractual sales promoters and independent marketers in China, who achieve certain qualification requirements.

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

Operational Performance

The company's comparable financial results were significantly impacted by the large revenue and selling expenses generated from the fourth-quarter 2013 launch of TR90. Operating margin was 15.0 percent for the quarter, compared to 17.9 percent in the fourth quarter of 2013. Gross margin during the quarter was 82.5 percent, versus 84.4 percent in the prior-year period. Selling expenses were 42.1 percent of sales in the fourth quarter, compared to 48.2 percent in the prior-year period. General and administrative expenses were 25.4 percent of sales compared to 18.3 percent in the prior-year period. The company's effective income tax rate for the quarter was 38.1 percent, compared to 34.8 percent in the prior year, due primarily to a non-deductible currency charge related to Venezuela earlier in the year. Cash and current investments at the end of the quarter were $300.2 million and debt was $247.3 million. Dividend payments during the quarter were $20.4 million. Cash flow from operations for the quarter were approximately $90 million, and the company repurchased $20.7 million of its outstanding shares, leaving $348.8 million in the company's repurchase authorization.

Outlook

"We believe we are on course to renew constant-currency growth in 2015," said Hunt. "We look forward to introducing new anti-aging products in both the nutrition and skin care categories during the second half of the year. On the nutrition front, we plan to introduce ageLOC Youth, our most advanced anti-aging supplement. We also plan to introduce ageLOC Me, an innovative anti-aging skin care system that enables consumers to personalize a daily regimen based on individual preferences and skin care needs. In the Americas and Greater China we plan to launch our new essential oil lines. Early sales leader enthusiasm, encouraging consumer testing, and the size of each of these product categories lead us to believe these products will be important business drivers," concluded Hunt.
"The fundamentals of the business are improving, and we continue to anticipate constant-currency growth in 2015," said Ritch Wood, chief financial officer. "Foreign currency continues to weigh on our results, and we typically see a seasonal revenue decline from the fourth quarter to the first quarter. Consequently, we anticipate first-quarter revenue of $530 to $550 million, which includes a negative foreign currency impact of approximately $50 million, and first-quarter earnings per share of $0.70 to $0.74. Our full year 2015 revenue and earnings guidance remains consistent with prior guidance of $2.50 billion to $2.56 billion and $3.80 to $4.00 per share, respectively."

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

The Nu Skin management team will host a conference call with the investment community on Feb. 5, 2015, at 11 a.m. (EST). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Feb. 20, 2015.

About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC® line of products including ageLOC® Tru Face® Essence Ultra firming serum, the ageLOC® TR90® weight management and body shaping system, ageLOC® R2 nutritional supplement, and ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol "NUS." More information is available at http://www.nuskin.com.

Please Note: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, growth and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•
risk that continuing media and regulatory scrutiny and investigations in China, and any actions taken by the company or by regulators, could cause unanticipated complications or other difficulties, could make it more difficult to forecast results for future periods, and could negatively impact the company's revenue, sales force and business in this market, including the interruption of sales activities, loss of licenses, the imposition of fines, and any other adverse actions or events;

•	risks related to negative publicity regarding media allegations and subsequent regulatory investigations and fines;
•
risk that direct selling regulations in China may be modified, interpreted or enforced in a manner that results in negative changes to our business model or the imposition of a range of potential penalties;

•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•	unpredictable economic conditions and events globally;
•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2014 and 2013
(in thousands, except per share amounts)

	2014	2013
Revenue:
Greater China	$212,981	$481,561
North Asia	186,041	286,288
Americas	82,470	126,149
South Asia/Pacific	86,626	99,477
Europe	41,489	62,311
Total revenue	609,607	1,055,786

Cost of sales	106,505	164,672

Gross profit	503,102	891,114

Operating expenses:
Selling expenses	256,693	508,846
General and administrative expenses	155,111	193,673
Total operating expenses	411,804	702,519

Operating income	91,298	188,595

Other (expense)/income, net	(16,127)	3,399
Income before provision for income taxes	75,171	191,994
Provision for income taxes	28,664	66,723

Net income	$46,507	$125,271

Net income per share:
Basic	$0.79	$2.13
Diluted	$0.77	$2.02

Weighted average common shares outstanding:
Basic	59,117	58,791
Diluted	60,442	61,881

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Years Ended December 31, 2014 and 2013
(in thousands, except per share amounts)

	2014	2013
Revenue:
Greater China	$948,523	$1,363,182
North Asia	782,985	869,400
Americas	329,027	370,087
South Asia/Pacific	328,388	378,988
Europe	180,572	195,061

Total revenue	2,569,495	3,176,718

Cost of sales	478,434	505,806

Gross profit	2,091,061	2,670,912

Operating expenses:
Selling expenses	1,116,572	1,476,772
General and administrative expenses	622,301	640,028
Total operating expenses	1,738,873	2,116,800

Operating income	352,188	554,112

Other (expense)/income, net	(53,681)	2,828
Income before provision for income taxes	298,507	556,940
Provision for income taxes	109,331	192,052

Net income	$189,176	$364,888

Net income per share:
Basic	$3.20	$6.23
Diluted	$3.11	$5.94

Weighted average common shares outstanding:
Basic	59,073	58,606
Diluted	60,887	61,448

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Nu Skin Enterprises, Inc.
Feb. 5, 2015

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2014 and 2013
(in thousands)

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$288,415	$525,153
Current investments	11,793	21,974
Accounts receivable	35,834	68,652
Inventories, net	338,491	339,669
Prepaid expenses and other	160,134	162,886
	834,667	1,118,334

Property and equipment, net	464,783	396,042
Goodwill	112,446	112,446
Other intangible assets, net	75,062	83,168
Other assets	127,476	111,072
Total assets	$1,614,434	$1,821,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,712	$82,684
Accrued expenses	300,847	626,284
Current portion of long-term debt	82,770	67,824
	418,329	776,792

Long-term debt	164,567	113,852
Other liabilities	89,100	71,799
Total liabilities	671,996	962,443

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	414,394	397,383
Treasury stock, at cost	(862,608)	(826,904)
Accumulated other comprehensive loss	(51,521)	(46,228)
Retained earnings	1,442,082	1,334,277
	942,438	858,619
Total liabilities and stockholders' equity	$1,614,434	$1,821,062

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